UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2016

INTELIQUENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2016, the Board of Directors of Inteliquent, Inc. (the “Company”) appointed Michelle Owczarzak as the Company’s Senior Vice President, Sales.

The Company’s Board of Directors also approved an employment agreement with Ms. Owczarzak, which is effective as of January 11, 2016. The employment agreement with Ms. Owczarzak is for a term of three years, commencing January 11, 2016, and will renew automatically for one-year terms unless Ms. Owczarzak or the Company provides prior notice of non-renewal of the agreement. The employment agreement provides for an annual salary of $225,000 and a discretionary annual incentive cash bonus.

If Ms. Owczarzak’s employment is terminated (1) by the Company without cause; (2) by Ms. Owczarzak for good reason; (3) by Ms. Owczarzak at the end of the initial term or any remewal term for any reason following the Company’s delivery of a notice of non-renewal of the employment agreement; or (4) within twelve months following a change of control, the Company will be obligated to pay to Ms. Owczarzak any unpaid base salary through the date of termination, any accrued vacation pay and severance equal to twelve months’ base salary at the salary rate in effect on the date of termination. In the event Ms. Owczarzak dies, becomes disabled or her employment terminates for any other reason, the Company will be obligated to pay Ms. Owczarzak any unpaid base salary through the date of termination, any unused vacation pay accrued through the date of termination and any unreimbursed business expenses. During the employment period and through the first anniversary of the date of Ms. Owczarzak’s termination, Ms. Owczarzak will be prohibited from directly or indirectly competing with the Company.

A copy of Ms. Owczarzak’s employment agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of Ms. Owczarzak’s employment agreement does not purport to be complete and is qualified by reference to such exhibit.

Prior to joining Inteliquent, Ms. Owczarzak, age 48, served in a variety of senior sales positions over an eight-year period at FairPoint Communications. From December 2012 until May 2015, Ms. Owczarzak served as Vice President, Wholesale Sales, where she served as a member of Fairpoint’s Senior Leadership Team and was responsible for the totality of strategy and execution for Fairpoint’s wholesale sales channel. Prior to that, Ms. Owczarzak served as Assistant Vice President, Wholesale Sales from June 2007 until December 2012. Ms. Owczarzak has more than 20 years of telecommunications experience and expertise in various sales roles including strategic planning and sales leadership. Prior to her time at Fairpoint, Ms. Owczarzak held positions at Level 3 Communications. TelCove, Inc., and AT&T. Ms. Owczarzak holds a B.A. in Policy and Management studies from Dickinson College and a Master’s degree in Public and International Affairs from the University of Pittsburgh.

There are no arrangements or understandings between Ms. Owczarzak and any other persons pursuant to which she was appointed as an executive officer of the Company. There are no transactions between the Company and Ms. Owczarzak that would require disclosure under Item 404(a) of Regulation S-K. No family relationship exists between Ms. Owczarzak and any other director or executive officer of the Company.

Item 7.01. Regulation FD Disclosure.

On January 11, 2016, the Company issued a press release announcing the appointment of Ms. Owczarzak as the Company’s Senior Vice President, Sales and the appointment of John Schoder to Executive Vice President and Chief Marketing Officer. A copy of the press release is attached hereto as Exhibit 99.1.

In accordance with General Instruction B.2 of Form 8-K, the information in this Item 7.01, including the press release attached hereto as Exhibit 99.1 announcing Ms. Owczarzak’s and Mr. Schoder’s appointment, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated January 11, 2016 by and between the Company and Michelle Owczarzak.

99.1	Press release issued January 11, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIQUENT, INC.

/s/ Richard L. Monto
Date: January 11, 2016	Name:	Richard L. Monto
	Title:	General Counsel, Senior Vice President and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated January 6, 2016 by and between the Company and Michelle Owczarzak.

99.1	Press release issued January 11, 2016.